EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation

1. Pacific Sunwear Stores Corp.	California
2. Miraloma Borrower Corporation	Delaware